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Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



May 28, 2002

Dear Sir/Madam:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 23, 2002, of Metrocall, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP


Copy to: Vincent D. Kelly, CFO, Metrocall, Inc.